Exhibit 10.21C

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (the “Amendment”) is entered into as of March 28, 2016 (the “Effective Date”), between IMPINJ, INC., a Delaware corporation (“Tenant”) and T-C/SK 400 FAIRVIEW OWNER LLC, a Delaware limited liability company (“Landlord”). If the blank for the Effective Date is not completed, the Effective Date shall be the date on which Landlord’s signature is notarized.

RECITALS

A. Landlord and Tenant are parties to that certain Office Lease dated as of December 10, 2014 (as previously amended by the First Amendment to Lease dated July 31, 2015, and that certain Second Amendment to Lease dated March 4, 2016, the “Lease”). Capitalized terms not defined herein shall have the meaning given in the Lease.

B. The parties have agreed to add to the Premises all of the Rentable Area on Floor 14 in the Building dedicated to office uses (“Floor 14”), as depicted on the floor plan attached hereto as Exhibit A, on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the parties hereto agree as follows:

1. Floor 14. Promptly following execution of this Amendment, Landlord shall deliver possession of Floor 14 to Tenant in its current “as is” condition and thereafter Floor 14 shall be considered part of the Premises for all purposes under the Lease except as set forth herein. The parties agree that (a) Floor 14 contains 17,458 square feet of Rentable Area, (b) the total Premises Rentable Area shall be 69,762, and (c) Tenant’s Share shall be 21.33%. Section 2.1.2 of the Lease shall not apply to Floor 14.

2. Delivery Condition and Landlord’s Work. Landlord represents and warrants to Tenant that to the best of its knowledge the improvements described as “Landlord’s Work” on Exhibit C-1 to the Lease are complete on Floor 14 to the extent applicable to Floor 14.

(a) Landlord will ensure that the tolerance for concrete floors on Floor 14 on delivery shall be moderately flat (Ff flatness = 25) measured in accordance with ACI 117 and ASTM E 1155.

(b) In addition to the Landlord’s Work under Exhibit C-1 to the Lease, Landlord shall ensure that the floor dedicated outdoor air system (DOAS) units will achieve a NC-50 rating or lower within the Premises.

(c) Subject to Landlord and Mbar approval of the plans and specifications, Tenant will have the right to modify the multi-tenant corridor glazing as part of its Tenant Improvement work.

(d) Landlord and Tenant, and/or Tenant’s Contractor, shall jointly perform a physical inspection of Floor 14 within ten (10) days of the Effective Date, and shall prepare a punchlist of deficiencies (if any) in Landlord’s Work related to Floor 14. Landlord shall promptly remedy any deficiencies in Landlord’s Work to the extent applicable at Landlord’s cost.

(e) The foregoing shall not apply to the “chilled beams” described on page C-3 of Exhibit C-1, which shall be dealt with as provided in Section 6(e) below.

3. Expansion; ROFO. Sections 1.1.1 and 1.1.2 of the Lease are deleted in their entirety and shall be of no further force or effect. From and after the Effective Date, the Offer Space shall consist only of Floor 10 and Section 1.1.3 is amended to delete all references to Floor 14.

4. Term. The Term of the Lease is extended for an additional year and will terminate on December 31, 2026. Tenant shall retain the Extension Options in the Lease.

5. Rent.

(a) Floor 14. Tenant shall begin to pay Base Rent on August 1, 2016, for 8,729 square feet of Rentable Area on Floor 14 and on February 1, 2017, for the remaining 8,729 square feet of Rentable Area on Floor 14. Base Rent for Floor 14 shall be paid at the same rate then applicable to the Initial Premises (i.e. the annual rate per square foot will be $36.50 on August 1, 2016, and will adjust to $37.60 for the entire Premises on January 1, 2017, except as provided in the prior sentence for the rent start date on a portion of Floor 14). Tenant may use and occupy all of the space on Floor 14 as soon as it obtains a certificate of occupancy and the Tenant’s Share of Operating Costs shall be increased to the percentage set forth above on the date of such occupancy, but in no event later than August 1, 2016.

(b) Additional Year. The Annual Rate of Base Rent payable from January 1, 2026, through December 31, 2026, shall be Forty-nine and 05/100 Dollars ($49.05) per square foot of Premises Rentable Area.

6. Tenant Improvements on Floor 14. All Tenant Improvements on Floor 14 shall be completed by Tenant in accordance with the procedures set forth in Exhibit C to the Lease except that the terms of this paragraph shall supersede any contradictory terms in Exhibit C. Except as provided in this Amendment, Landlord shall not be required to make any alterations or improvements to Floor 14 or to contribute any other funds to the cost of alterations or improvements to Floor 14.

(a) Floor 14 Allowance. The allowance for Floor 14 shall be One Million Three Hundred Thirty-one Thousand One Hundred Seventy-two and 50/100 Dollars ($1,331,172.50) (the “Floor 14 Allowance”). The Floor 14 Allowance may only be applied to Tenant Improvement Costs associated with Floor 14 except that up to One Hundred Twenty-two Thousand Two Hundred Five Dollars ($122,205) from the Floor 14 Allowance can be applied to the cost of data cabling and installation of FF&E on Floor 14. For purposes of Exhibit C, the Floor 14 Allowance shall be subject to all of the terms and conditions applicable to the original Allowance, except as provided herein.

(b) Additional Allowance. In addition to the Floor 14 Allowance, as consideration for the extension of the Term provided in Section 4 above, Landlord shall provide an additional allowance of Three Hundred Ninety-two Thousand Two Hundred Eighty and 00/100 Dollars ($392,280.00) (the “Extension Allowance”). At Tenant’s written request, the Extension Allowance shall be disbursed to Tenant in cash within forty-five (45) days after Landlord’s receipt of such request, provided that the cash disbursement shall not exceed the amount of the Tenant Improvement Costs paid by Tenant prior to the Effective Date of this Amendment in excess of Ninety Dollars ($90.00) per square foot of Rentable Area in the Premises (excluding Floor 14). The portion of the Extension Allowance remaining after the disbursement described in the prior sentence, if any, shall be applied to the Tenant Improvement Costs on Floor 14 and disbursed in the same manner as the Floor 14 Allowance.

(c) Overage Advance. If Tenant has paid for all Tenant Improvements in the Initial Premises and on Floor 14 and no liens have been filed against the Building arising out of any work in the Premises, any portion of the Extension Allowance that has not been used to pay for Tenant Improvements on Floor 14 shall be disbursed to Tenant to reimburse Tenant for costs in excess of the original Allowance that were paid by Tenant for Tenant Improvements prior to the Effective Date of this Amendment.

(d) Additional TI Costs. If Tenant uses the entire Floor 14 Allowance on Tenant Improvement Costs (and to the extent permitted herein, cabling and FF&E) then Landlord shall, at Tenant’s option, provide an additional cash allowance (the “Floor 14 Additional Advance”) in the amount of up to Fifteen Dollars ($15.00) per square foot of Rentable Area on Floor 14, to be amortized and repaid over the period from August 1, 2016, to December 31, 2026, on a straight-line basis, together with interest at a rate of ten percent (10.00%) per annum. If Tenant elects to use the Floor 14 Additional Advance, Tenant shall notify Landlord in writing and the parties shall execute at Landlord’s option, an amendment to this Lease to memorialize the new rent schedule including the amortization schedule for the Additional Advance. Landlord shall have no obligation to disburse the Additional Advance until such amendment is executed and delivered. The Additional Advance may only be used for Tenant Improvements on Floor 14 and may not be used for FF&E or later Alterations. The Additional Advance may be prepaid at any time, in which case the parties shall execute such documentation as is reasonably required to evidence and reflect such prepayment.

(e) Landlord Fee. The project management fee payable to Landlord shall be one and one half percent (1.5%) of the Tenant Improvement Costs for Floor 14.

(f) Chilled Beam Allowance. Instead of supplying the 10’ chilled beams described on page C-3 of Exhibit C-1 to the Lease, Landlord shall provide an allowance equal to Eighty Thousand Seven Hundred Twenty-six Dollars ($80,726.00) (the “Beam Allowance”). Contractor shall order the beams specified in the Construction Drawings. Landlord shall pay up to the amount of the Beam Allowance directly to the supplier of such beams within thirty (30) days after Tenant’s request. Any portion of the Beam Allowance remaining after such payment shall be added to the Floor 14 Allowance. Any deficiency between the Beam Allowance and the actual cost of purchasing the beams shall be a Tenant Improvement Cost for Floor 14. All other costs of procuring, delivering and installing the beams may be included in the Tenant Improvement Costs for Floor 14.

(g) Contractor. Tenant may use the same contractor to install Tenant Improvements on Floor 14 as it used in the Initial Premises and is not required to obtain a bid from Landlord’s Contractor.

(h) Architect. Owner approves Weaver Architects as Tenant’s architect.

7. Early Termination. Tenant shall retain the Early Termination Right under Section 2.4 of the Lease provided that the second sentence of Section 2.4 is deleted in its entirety and replaced with the following, “In order to exercise the Early Termination Right, by no later than December 31, 2021, Tenant must (i) deliver to Landlord an irrevocable written notice clearly exercising the Early Termination Right (the “Termination Notice”), and (ii) pay Landlord a fee in the amount calculated pursuant to the replacement Exhibit E attached to this Amendment (the “Termination Fee”), (iii) pay Landlord the entire outstanding balance of the Additional Advance including all principal and interest accrued through the payment date, and (iv) if the Floor 14 Additional Advance is advanced under this Amendment, pay Landlord the entire outstanding balance of the Floor 14 Additional Advance including all principal and interest accrued through the payment date.”

8. Letters of Credit.

(a) Letter of Credit for Floor 14. Within two (2) business days after the Effective Date, Tenant shall deliver to Landlord a Letter of Credit in the amount of Two Hundred Fifty Thousand

Dollars ($250,000) (the “Floor 14 LC”), in form and substance consistent with the Letter of Credit delivered to Landlord upon Lease execution (the “Original Letter of Credit”). The Floor 14 LC shall be issued by the same bank that issued the Original Letter of Credit or another bank approved by Landlord in advance. The Floor 14 LC and the Original Letter of Credit shall each be considered to be the “Letter of Credit” for purposes of the terms and conditions of Sections 4.2 and 4.5 of the Lease. Whenever Landlord is entitled to draw on the Original Letter of Credit, it may elect to draw on either the Floor 14 LC or the Original Letter of Credit, or both, in its sole discretion. The Floor 14 LC shall function as additional Security Deposit. If Tenant elects to draw on the Floor 14 Additional Advance, Tenant shall simultaneously deliver to Landlord an amendment to the Floor 14 LC, increasing the face value thereof by the amount of the Floor 14 Additional Advance.

(b) Reductions in Floor 14 Letter of Credit.

(i) Provided Tenant is not in default under this Lease and has not been in default more than once in any twelve (12) month period at any time during the Term, the amount of the Floor 14 LC may be reduced on each anniversary of the Commencement Date by the sum of Twenty Five Thousand Dollars ($25,000) plus the amount of all principal payments made by Tenant toward the Floor 14 Additional Advance during the prior year. If the foregoing conditions have been satisfied, Landlord shall on request countersign an amendment to the Floor 14 LC in form and substance reasonably satisfactory to Landlord and the issuing bank reducing the amount of the Letter of Credit. In no event shall the Floor 14 LC be reduced below the amount of the Reduced Floor 14 Deposit.

(ii) If Tenant’s audited financial statements demonstrate that Tenant’s Adjusted EBITDA in each of any three consecutive fiscal years commencing on or after fiscal year 2013 are greater than one hundred fifty percent (150%) of the total of annualized Base Rent and Operating Costs payable by Tenant under this Lease for all Premises then subject to this Lease for each of the three fiscal years, then the amount of the Floor 14 LC, shall be reduced to an amount equal to Base Rent and estimated Operating Costs payable by Tenant under this Lease with respect to Floor 14 only for the final month of the Term (the “Reduced Floor 14 Deposit”). If the foregoing condition is met then Tenant shall deliver to Landlord cash in the amount of the Reduced Floor 14 Deposit or a new Letter of Credit in the amount of the Reduced Floor 14 Deposit, and upon receipt thereof Landlord shall return the Floor 14 LC to Tenant or shall cancel the Floor 14 LC pursuant to the issuing bank’s cancellation procedures.

(c) Letter of Credit for Initial Premises. The Original Letter of Credit shall remain in effect in accordance with the terms and conditions of the Lease, and shall be subject to reduction as provided in Section 4.3 and 4.4 of the Lease. The reduction of the Original Letter of Credit amount provided in Section 4.3 of the Lease (related to EBITDA) shall be calculated with respect to Base Rent and estimated Operating Costs of the Initial Premises only, and shall not include the 14th Floor.

9. Signage. The first sentence of the second paragraph of Section 20.1 of the Lease is amended to read as follows, “In addition, so long as Tenant leases and occupies the entire Initial Premises, Tenant shall have the right, at Tenant’s cost, to install signage on either the north or the east fascia of the Building provided that the signage may not distract from or interfere with visibility of the ground floor retail signage. If Tenant elects to install the sign on the north fascia, the design shown on Exhibit F attached to the Lease has been approved by Landlord.” Further, the approved signage for the east fascia of the building is shown on Exhibit B to this Amendment.

10. Broker. Landlord shall pay a fee to Tenant’s broker, JLL, pursuant to a separate written agreement.

11. Conflict. If there is any conflict between the terms, conditions and provisions of this Amendment and of the Lease, the terms, conditions and provisions of this Amendment shall prevail.

12. Authority. Each party represents and warrants that the person signing this Amendment on behalf of such party is authorized to execute and deliver this Amendment and that this Amendment will thereby become binding upon such party.

13. Miscellaneous. Except as expressly modified by this Amendment, all terms, covenants and provisions of the Lease shall remain unmodified and in full force and effect and are hereby expressly ratified and confirmed. This Amendment reflects the entire agreement of the parties with respect to amending the terms of the Lease and this Amendment supersedes all prior discussions and understandings regarding the amendment of the Lease. With respect to the subject matter hereof, neither party will be bound by any understanding, agreement, promise, representation or stipulation, express or implied, not specified herein.

14. Representation. Tenant acknowledges that it has been represented, or has had sufficient opportunity to obtain representation of counsel with respect to this Amendment. Tenant represents to Landlord that Tenant has read and understood the terms hereof and the consequences of executing this Amendment and that, except as expressly set forth herein, no representations have been made to Tenant to induce the execution of this Amendment. Tenant further waives any right it may have to require the provisions of this Amendment to be construed against the party who drafted it.

15. Counterparts. This Amendment may be executed in counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

[Signatures on following page.]

LANDLORD	T-C/SK 400 FAIRVIEW OWNER LLC

By: SCD 400 FAIRVIEW MANAGER LLC Its: agent

	By	/s/ Lisa Picard
Lisa Picard
Manager

TENANT	IMPINJ, INC.

	By	/s/ Evan Fein
Name: Evan Fein
Title: Chief Financial Officer

Attachments:

Exhibit A – Floor 14 Floor Plan

Exhibit B – East Fascia Signage

Exhibit E – Replacement Termination Fee Calculation

Landlord Notary

STATE OF WASHINGTON	)
) ss.
COUNTY OF KING	)

On this 28 day of May, 2016, before me, a Notary Public in and for the State of Washington, personally appeared Lisa Picard, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person who executed this instrument, on oath stated that she was authorized to execute the instrument, and acknowledged it as the Manager of SCD 400 Fairview Manager LLC, the agent for T-C/SK 400 FAIRVIEW OWNER LLC, to be the free and voluntary act and deed of said limited liability company for the uses and purposes mentioned in the instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year first above written.

/s/ Marlene Bailey NOTARY PUBLIC in and for the State of Washington, residing at Seattle WA My appointment expires 4/18/16 Print Name Marlene Bailey

Tenant Notary

STATE OF WASHINGTON	)
) ss.
COUNTY OF KING	)

On this            day of May, 2016, before me, a Notary Public in and for the State of Washington, personally appeared Evan Fein, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person who executed this instrument, on oath stated that she was authorized to execute the instrument, and acknowledged it as the Chief Financial Officer of IMPINJ, INC., to be the free and voluntary act and deed of said corporation for the uses and purposes mentioned in the instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year first above written.

/s/ Stacy L Jones Notary Public in and for the State of Washington, residing at Seattle My appointment expires 3/17/18 Print Name Stacy L Jones

EXHIBIT A

FLOOR 14 FLOOR PLAN

OFFICE PREMISES
13,908 USF / 17,468 RSF

JPC ARCHITECTS

Office Premises
400 Fairview Building
400 Fairview Ave N Seattle, WA 98109

PROJ_MGR: DB
DRAWN BY: RB
JOB NO: 15-0579
DATE: 02.09.2016

Floor 14 LOD

A-1

EXHIBIT B

EAST FASCIA SIGNAGE

B-1

B-2

EXHIBIT E

REPLACEMENT TERMINATION FEE CALCULATION

I.	The Termination Fee shall be equal to the sum of each item (A-H) included in the table below and further described in the associated schedule below:

Early Termination Fee Table:

Termination Fee Item	Unamortized Cost of TI’s or Allowance @ 8.5%	Unamortized Cost of Brokerage Commissions @ 8.5%	Four (4) Months Base Rent Following Lease Termination	Four (4) Months Operating Costs Following Lease Termination
Initial Premises	A:$2,045,890	B:$390,579	C:$782,597	D
Floor 14	E:$652,624	F:$127,939	G:$261,215	H

Early Termination Fee Schedule:

A.	Initial Premises: The unamortized amount (as of the end of month 84) of the Allowance ($75.00 per square foot of Rentable Area) at 8.5% over the Term equaling $2,045,890.

B.	Initial Premises: The unamortized amount (as of the end of month 84) of brokerage commissions at 8.5% over the Term equaling $390,579.

C.	Initial Premises: The four (4) months of scheduled Base Rent in months 85-89 ($44.89 per square foot of Rentable Area) equaling $782,597.

D.	Initial Premises: The four (4) months of Operating Costs at the rate payable in months 85-89 of the Initial Term. (amount not yet known)

E.	Floor 14: The unamortized amount (as of the end of month 84) of the Floor 14 Allowance ($76.25 per square foot of Rentable Area) at 8.5% over the Term equaling $652,624.

F.	Floor 14: The unamortized amount (as of the end of month 84) of brokerage commissions at 8.5% over the Term equaling $127,939.

G.	Floor 14: The four (4) months of scheduled Base Rent in months 85-89 ($44.89 per square foot of Rentable Area) equaling $261,215.

H.	Floor 14: Four (4) months of Operating Costs at the rate payable in months 85-89 of the Initial Term. (amount not yet known)

For Example, if the scheduled Operating Costs are $12.50 per square foot in Months 85-89, then the Termination Fee would be calculated as set forth on the following page:

E-1

Example Termination Fee Table:

Termination Fee Item	Unamortized Cost of TI’s or Allowance @ 8.5%	Unamortized Cost of Brokerage Commissions @ 8.5%	Four (4) Months Base Rent Following Lease Termination	Four (4) Months Operating Costs Following Lease Termination
Initial Premises	$2,045,890	$390,579	$782,597	$217,933	*
Floor 14	$652,624	$127,939	$261,215	$72,742	**
Subtotals:	$2,567,855	$492,904	$1,043,812	$290,675
Total Example Termination Fee:				$4,551,518

*	The product of 52,304 rentable square feet (Initial Premises) multiplied by annual Operating Costs of $12.50 per square foot of Rentable Area, divided by 3 (i.e. four months Operating Costs).
**	The product of 17,458 square feet of Rentable Area (Floor 14) multiplied by annual Operating Costs of $12.50 rentable square foot, divided by 3 (i.e. four months Operating Costs).

E-2